EXHIBIT 5.1
May 14, 2008
McAfee, Inc.
3965 Freedom Circle.
Santa Clara, California 95054
          Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 14, 2008 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of Common Stock (the “Shares”) to be issued under the Safeboot Option Plan 2006, as amended (the “Plan”).
As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan, and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Sincerely,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation